Exhibit 5.1

[JENKENS & GILCHRIST, LLP LETTERHEAD]

January 11, 2005

PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936

Re: PhotoMedex, Inc.

Gentlemen:

We have acted as counsel for PhotoMedex, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement relates to the offer and sale by the selling stockholders named in the Registration Statement (the "Selling Stockholders"), of up to 214,413 shares (the "Shares") of common stock, par value $0.01 (the "Common Stock"), of the Company, including: (i) 113,877 shares (the "Outstanding Shares") of Common Stock issued pursuant to a Master Purchase Agreement, dated September 7, 2004, between Stern Laser srl and the Company (the "Stern Laser Agreement"), and (ii) 100,536 shares (the "Warrant Shares," and together with the Outstanding Shares, the "Shares") of Common Stock of the Company that are subject to issuance upon the exercise of certain outstanding stock purchase warrants (the "Warrants").

In acting as counsel to the Company, we have examined originals or copies, certified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary. In addition, we have examined such books and records of the Company, as in our judgment, is necessary or appropriate to enable us to render the opinions expressed below.

We assume for purposes of this opinion that the Warrant Shares, which are issuable upon exercise of the Warrants referenced in the Registration Statement (as such terms are described in the Registration Statement) of the Company will be issued in the manner contemplated by the prospectus, which forms a part of the Registration Statement, and in compliance with the Company's certificate of incorporation, as amended and restated and in effect as of the date hereof, and the terms and conditions of the Warrants.

We are opining herein only as to the effect of the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of the State of Delaware, any other laws, including without limitation, any matters of municipal law or the laws of any other local agencies within the State of Delaware.

Based upon the foregoing, it is our opinion that: (i) the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and (ii) the Warrant Shares are duly authorized and, when issued to the Selling Stockholders in the manner contemplated by the prospectus, which forms a part of the Registration Statement, and in conformity with the certificate of incorporation of the Company, as amended and restated and in effect as of the date hereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement and the prospectus. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or the prospectus, within the meaning of the term "expert," as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Jenkens & Gilchrist, LLP

JENKENS & GILCHRIST, LLP